Exhibit 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
MARCH 26, 2008

CONTACTS:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 marc.rowland@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES
COMMON STOCK OFFERING

OKLAHOMA CITY, OKLAHOMA, MARCH 26, 2008 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it intends to commence a public offering of 20 million shares of its common stock.  Chesapeake intends to use the net proceeds from the offering initially to repay outstanding indebtedness under its revolving bank credit facility, which may be reborrowed from time to time to fund its recently announced drilling and land acquisition initiatives and for general corporate purposes.  The common stock will be offered pursuant to an effective registration statement filed with the Securities and Exchange Commission.  The company intends to grant the underwriters a 30-day option to purchase a maximum of three million additional shares of its common stock.

Deutsche Bank Securities Inc., Banc of America Securities LLC and Lehman Brothers Inc. will act as joint book-running managers for the offering.  The offering is being made only by means of a prospectus and related prospectus supplement, copies of which, when available, may be obtained by mail from the offices of Deutsche Bank Securities Inc., Attn: Prospectus Department, 100 Plaza One, 2nd Floor, Jersey City, NJ, 07311, by telephone at (800) 503-4611 or by email to prospectus.cpdg@db.com; by mail from the offices of Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001 or by e-mail to dg.prospectus_distribution@bofasecurities.com; or by mail from the offices of Lehman Brothers Inc., c/o Broadridge, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, by fax to (631) 254-7140, by telephone to (888) 603-5847 or by e-mail to qiana.smith@broadridge.com.  An electronic copy of the prospectus will be available on the website of the Securities and Exchange Commission at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or country in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or country.

Chesapeake Energy Corporation is the largest independent and third-largest overall producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Fort Worth Barnett Shale, Fayetteville Shale, Haynesville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States.